EXHIBIT 10.14

Execution Version

AMENDMENT NO. 1 TO
MANAGEMENT SERVICES AGREEMENT
This AMENDMENT NO. 1 TO MANAGEMENT SERVICES AGREEMENT (this “Amendment”) is entered into as of December 15, 2014 by and between Parkway Properties, Inc. (the “Company”) and TPG VI Management, LLC (the “Manager”).
WHEREAS, on June 5, 2012, the Company and the Manager entered into the Management Services Agreement (the “Agreement”) setting forth, among other things, the terms and conditions upon which the Manager provides certain management, advisory and consulting services to the Company;
Whereas, Section 8 of the Agreement provides that the Agreement may be amended by a writing executed by the Company and the Manager; and
WHEREAS, the Company and the Manager desire to amend the Agreement as set forth herein.
NOW, THEREFORE, the Company and the Manager, intending to be legally bound, hereby agree as follows:
1.    Amendment of the Agreement. Section 2(b) of the Agreement is hereby amended and restated in its entirety as follows:
During the Term, as compensation for the services provided by the Manager and the Manager Designees under this Agreement, the Company will pay to the Manager (or its Manager Designee(s)) in cash an aggregate annual retainer fee (the “Monitoring Fee”) as follows: (i) six hundred thousand dollars ($600,000) for the period ending on date that is the first anniversary of the date hereof (the “Initial Period”); and (ii) one million dollars ($1,000,000) per annum for each year thereafter so long as TPG has the right to nominate four (4) directors to the Board of Directors of the Company pursuant to the Stockholders Agreement; provided, that the Monitoring Fee shall be reduced to (a) seven hundred fifty thousand dollars ($750,000) (or four hundred fifty thousand dollars ($450,000) during the Initial Period) from and after the date on which the number of directors which TPG has the right to nominate to the Board of Directors of the Company pursuant to the Stockholders Agreement is reduced to three (3), (b) five hundred thousand dollars ($500,000) (or three hundred thousand dollars ($300,000) during the Initial Period) from and after the date on which the number of directors which TPG has the right to nominate to the Board of Directors of the Company pursuant to the Stockholders Agreement is reduced to two (2), (c) two hundred fifty thousand dollars ($250,000) (or one hundred fifty thousand dollars ($150,000) during the Initial Period) from and after the date on which the number of directors which TPG has the right to nominate to the Board of Directors of the Company pursuant to the Stockholders Agreement is reduced to one (1), and (e) zero dollars ($0) from and after the date on which the number of directors which TPG has the right to nominate to the Board of Directors of the Company pursuant to the Stockholders Agreement has been reduced to zero (0). The Monitoring Fee will be paid in four (4) equal quarterly payments in advance, on the date during such quarter on which the Corporation is to pay its quarterly Common Stock dividend, and if no such dividend is paid during such period, the last day of such quarter (or if any such date is not a day where banks in New York, New York are able to be open for business, on the next day where such banks are able to be open for business). The Monitoring Fee payable to the Manager (or its Manager Designee(s)), shall be made in lieu of any director fees payable to the designated nominees to the Company’s Board of Directors pursuant to the Stockholders Agreement.

2.    Effect of Amendment. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control. Except to the extent expressly modified herein or in conflict with the terms of this Amendment, the terms of the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto. From and after the date hereof, all references in the Agreement to the “Agreement” shall mean the Agreement as modified by this Amendment. The amendments to the Agreement contemplated by this Amendment shall be deemed effective immediately upon the execution of this Amendment by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.
3.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Amendment and all matters arising under or related to this Amendment will be governed and construed in accordance with the domestic substantive laws of the State of New York, without regard to the conflicts of law principles thereof. Any action or proceeding against any of the parties hereto relating in any way to this Amendment must be brought and enforced exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefor) the United States District Court for the Southern District of New York sitting in Manhattan, and the parties irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment or any of the transactions contemplated hereby.
4.    Counterparts. This Amendment may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.
5.    Further Assurances. Each party to this Amendment shall execute and deliver such documents and shall take such actions as may be reasonably necessary or desirable to effect the transactions described in this Amendment.
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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date first above written.
PARKWAY PROPERTIES, INC.

By:     /s/ David R. O'Reilly
Name:    David R. O’Reilly

Title:	Executive Vice President and Chief Financial Officer
By:    /s/ Jeremy R. Dorsett
Name:    Jeremy R. Dorsett

Title:	Executive Vice President, General Counsel and Secretary

[Amendment No. 1 to Management Services Agreement]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of the date first above written.
TPG VI MANAGEMENT, LLC
By:    /s/ Ronald Cami
Name:    Ronald Cami
Title:    Vice President

[Amendment No. 1 to Management Services Agreement]